Exhibit 99.1

XL Capital Ltd XL House One Bermudiana Road P. O. Box HM 2245 Hamilton HM JX Bermuda

Phone: (441) 292-8515 Fax: (441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES CHANGES WITHIN BOARD OF DIRECTORS

HAMILTON, BERMUDA – March 5, 2009 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that the Chairman of its Board of Directors and former President and CEO Brian M. O’Hara, along with John T. Thornton, a member of its Board since 1988, have decided not to stand for re-election at the Annual General Meeting on April 24, 2009.

XL also announced that Robert S. Parker and Alan Z. Senter, Board members since 1992 and 1986 respectively, have decided to retire from the Board at the end of 2009.

“I have had the pleasure of serving with these three directors for many years,” noted outgoing Chairman Mr. O’Hara. “We have seen XL through good and difficult times. It is fitting that having guided the Company through this very challenging past year and installed a new CEO, that we step aside for a new generation of Board leadership.”

Lead Director Robert R. Glauber said: “First of all I would like to thank Brian. Obviously the events of the past year were hardly the way in which Brian had planned to retire, and it has been very public just how painfully and fully aligned Brian’s fortunes have always been with shareholders. At the same time we would all do well to remember that without Brian this franchise simply would not exist.”

He added: “John, Bob and Al have helped lead us through the on-boarding of a new CEO and dealing with the recent challenges. By deciding to leave the Board, they allow the passing of the baton of governance to a new generation of Board leadership. We are all grateful to them for their long service and for their wisdom and grace in stepping forward to allow the Board to be refreshed.”

Following the retirement of Mr. O’Hara and Mr. Thornton immediately prior to the Annual General Meeting, the Board will be fixed at 11 directors.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  More information about XL Capital Ltd is available at www.xlcapital.com.

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